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                                                                    EXHIBIT 23.2


                         INDEPENDENT AUDITORS' CONSENT


To the Shareholders and Board of Directors of ChatCom, Inc.:

We consent to the incorporation by reference in this Registration Statement of ChatCom, Inc. on Form S-3 of our report, dated July 6, 1998 (which report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern) appearing in the Annual Report on Form 10-KSB of ChatCom, Inc. for the year ended March 31, 1998, incorporated by reference in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.


/s/ Grobstein, Horwath & Company LLP


Sherman Oaks, California
July 10, 1998